Exhibit 10.2

RESTRICTED STOCK AGREEMENT

PARK HOTELS & RESORTS INC.

2017 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

(As Amended and Restated as of April 30, 2021)

This Restricted Stock Agreement (this “Agreement”), effective as of                      (the “Grant Date”), is between Park Hotels & Resorts Inc., a Delaware corporation (the “Company”), and                     (the “Participant”).

1.     Grant of Restricted Stock. Effective as of the Grant Date, the Company hereby issues and grants                      shares of Restricted Stock (the “Shares”) to the Participant, subject to and in accordance with the terms, conditions and restrictions set forth in the Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors, as amended and restated as of April 30, 2021 (as it may be amended, amended and restated or otherwise modified in accordance with the terms thereof, the “Plan”), and this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2.     Vesting. The Shares shall become vested, and the restrictions on such Shares shall lapse, on                      (or, if earlier, the date on which the Company’s                      annual meeting of stockholders is held) (the “Vesting Date”), subject to the Participant’s continued service as a member of the Board through the Vesting Date.

3.     Termination of Service. In the event that the Participant’s service as a member of the Board terminates for any reason (other than death or Disability), any Shares that are not vested as of the effective date of termination (the “Termination Date”) shall be forfeited and all of the Participant’s rights hereunder with respect to such unvested Shares shall cease as of the Termination Date (unless otherwise provided for by the Committee in accordance with the Plan). In the event that the Participant’s service as a member of the Board terminates as a result of the Participant’s death or Disability, any Shares that are not vested as of the Termination Date shall fully vest and be delivered to the Participant or his or her estate.

4.     Dividends; Rights as a Stockholder. The Participant shall be the record owner of the Shares until or unless such Shares are forfeited pursuant to the terms of this Agreement or the Plan, and as a record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Shares and the right to receive all dividends or other distributions paid with respect to the Common Stock.

5.     Restrictions on Transfer. Prior to the vesting of any Shares, the Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber a Share or the Participant’s right under the Shares, except other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliates; provided that the designation of a beneficiary (if permitted by the Committee) shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

6.     No Right to Continued Service. Neither the Plan, this Agreement nor the Participant’s receipt of the Shares hereunder shall impose any obligation on the Company or any Affiliates to continue the engagement of the Participant as a member of the Board.

7.     Tax Withholding. The Participant agrees that upon the vesting of, and lapsing of restrictions on, any Shares, or at any such time as required under applicable law, a number of Shares having a fair market value equal to the minimum applicable amount necessary to satisfy the statutorily required withholding liability in respect of the Shares, if any (“Withholding Taxes”), shall be automatically delivered to the Company in satisfaction of such Withholding Taxes, except to the extent that the Participant shall have elected to pay such Withholding Taxes to the Company in cash (by check or wire transfer). The number of Shares to be used for payment shall be calculated using the closing price per share of Common Stock on the

New York Stock Exchange (or other principal exchange on which the Common Stock then trades) on the trading day immediately prior to the date of delivery of the Shares to the Company, and shall be rounded up to the nearest whole Share.

8.     Section 83(b) Election. The Participant may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Shares. Any such election must be made within thirty (30) days after the Grant Date. If the Participant elects to make a Section 83(b) Election, the Participant shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service within ten (10) days of such filing. The Participant agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

9.     Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference.

10.     Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

11.     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

12.     Successors in Interest. Any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

13.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.    Acceptance and Agreement by the Participant. By accepting the Shares (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan.

15.    Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

16.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one in the same agreement.

PARK HOTELS & RESORTS INC.
By:
Name:
Title:

Acknowledged and Agreed

as of the date first written above:

Participant Signature

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